UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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INNOVIVA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Innoviva Issues Press Statement

Brisbane, Calif. — March 13, 2017 — Innoviva, Inc. (the “Company” or “Innoviva”) (NASDAQ: INVA) today issued the following statement.

Innoviva has a track record of having a robust and continuing dialogue with its shareholders.

On the date of the nomination deadline, Sarissa submitted a slate of four nominees to take control of Innoviva’s Board.  Innoviva reached out to Sarissa promptly following that submission and had discussions with Sarissa and each of their nominees.  We have communicated our openness to Sarissa regarding a continuing dialogue and have offered to have further discussions with them.  “Constructive dialogue”, however, does not require replacing Innoviva’s independent directors with Sarissa nominees.

Innoviva and its Board have a track record of delivering value to its shareholders.  Innoviva’s 2017 strategic plan focuses on maximizing the commercial potential of the respiratory portfolio, including returning up to $150 million in capital to investors.  In addition:

•                  Innoviva’s share price outperformed the NBI by 22% in 2016;

•                  Royalty revenue increased 80% in the fourth quarter of 2016 (as compared to the fourth quarter of 2015) and increased at a 32% quarterly compounded growth rate over the last ten quarters;

•                  We returned approximately $17 million of capital to investors during the fourth quarter of 2016 (which brings the total investor capital returns to $118 million since launching the current capital return plan in the fourth quarter of 2015); and

•                  Total operating expenses were less than 14% of total net revenue in the fourth quarter of 2016.

Further detail on Innoviva’s performance can be found by following this link.

WHERE TO FIND ADDITIONAL INFORMATION:

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2017 annual meeting of stockholders (the “2017 Annual Meeting”). On March 7, 2017, the Company filed a preliminary proxy statement with the SEC in connection with the solicitation of proxies for the 2017 Annual Meeting. Prior to the 2017 Annual Meeting, the Company will furnish a definitive proxy statement to its stockholders (the “2017 Proxy Statement”), together with a WHITE proxy card. STOCKHOLDERS ARE URGED TO READ THE 2017 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the preliminary proxy statement for the 2017 Annual Meeting and will be set forth in the 2017 Proxy Statement and other materials to be filed with the SEC in connection with the 2017 Annual Meeting.

Stockholders will be able to obtain, free of charge, copies of the 2017 Proxy Statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the Company with the SEC in connection with the 2017 Annual Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (http://investor.inva.com/sec.cfm), by contacting Investor Relations by email at investor.relations@inva.com, or by mail at Innoviva, Inc., Attn: Investor Relations, 2000 Sierra Point Parkway, Suite 500, Brisbane, California 94005. In addition, copies of the proxy materials, when available, may be requested from the Company’s proxy solicitor, Innisfree M&A Incorporated at 501 Madison Ave, 20th Floor, New York, NY 10022 or toll-free at (888) 750-5834.

Investor Contact:

Eric d’Esparbes

Senior Vice President and Chief Financial Officer

Innoviva, Inc.
650-238-9640
investor.relations@inva.com

or

Media Contacts:

Abernathy MacGregor

Patrick Tucker or Ina McGuinness

212-371-5999 or 213-630-6550

pct@abmac.com

ina@abmac.com